Exhibit 10.19

NEOGEN CORPORATION

2023 OMNIBUS INCENTIVE PLAN

RETENTION BONUS AWARD AGREEMENT

Participant Name: David H. Naemura

Grant Date: October 26, 2023

Option Granted: 379,747 Shares

THIS AWARD AGREEMENT, dated as of October 26, 2023 (the “Grant Date”), is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and David H. Naemura (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.

1. Incorporation of Plan. This incentive award (“Award”) is granted pursuant to and subject to all of the terms and conditions of the Neogen Corporation 2023 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.

2. Award of Option. The Company hereby grants the Participant an Option to purchase 379,747 shares of common stock, par value $0.16, of the Company (“Shares”), at an Option Price of $15.48 per Share. The Option is intended to be a Non-Qualified Stock Option. The Option will expire on October 26, 2030.

3. Exercisability. Subject to the terms contained in this Award Agreement and in the Plan, you can exercise the Option if Company Shares if such Shares are trading at or more than twenty percent (20%) price greater than the Option Price (“Stock Price Hurdle”) on the following schedule (each a “Vesting Date”):

(a) Prior to October 26, 2024, you may not purchase any Shares.

(b) Beginning on October 26, 2024, you may purchase up to one-third of the Shares.

(c) Beginning on October 26, 2025, you may purchase up to two-thirds of the Shares, including Shares previously purchased.

(d) Beginning on October 26, 2026, you may purchase up to 100% of the Shares, including Shares previously purchased.

If, at the time of any of (b)-(d), the Stock Price Hurdle is not achieved, the Option cannot be exercised. If, after passing any of (b)-(d) the Stock Price Hurdle is achieved, the Option can be exercised.

4. Exercise of Option. In order to exercise the Option, you would utilize the equity compensation management platform used by the Company at the applicable time.

5. Termination of Service. Except as otherwise expressly provided in this Agreement or in a severance agreement between the Company and the Participant, if the Participant’s employment or service with the Company is terminated before exercise of an Option, the following terms apply:

(i)
Generally. An Option may be exercised after the date of the Participant’s termination of employment or service, as applicable, only to the extent that the Option was vested as of the date of such termination. Any Option not vested at the time of a Participant’s termination of employment or service, as applicable, shall terminate and the Shares underlying such Option shall revert to the Plan and become available for future Awards. A vested Option may not be exercised after the expiration of one of the periods described below in (ii) through (iv) or after the expiration of the Term of such Option.

(ii)
Termination upon Death or Disability. If a Participant’s employment or service, as applicable, is terminated due to the Participant’s death or Disability, the Participant (or the Participant’s beneficiary) may exercise the vested portion of an Option for up to one year after the date of the Participant’s termination of employment or service, as applicable, but in no event later than the date of expiration of the Option.

(iii)
Termination for Cause. If the Participant’s termination of employment or service, as applicable, is terminated for Cause, any outstanding Option (whether vested or unvested) will immediately expire and be forfeited upon such termination.

6. Nontransferability of Options. The Option is nontransferable by the Participant other than by will or the laws of descent and distribution, and, during the lifetime of a Participant, the Option may be exercised only by the Participant or by the Participant’s guardian or legal representative.

7. Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual Shares unless and until such Shares are issued to the Participant pursuant to the terms of the Plan.

8. Registration. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Shares subject to this Award. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell Shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. The Participant agrees that any resale by him or her of the Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

9. No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company and the Participant.

10. Erroneously Awarded Compensation. The Company reserves the right to recover, reclaim, or seek reimbursement of any erroneously awarded compensation to the extent required by applicable law, regulation, or Nasdaq Listing Rule 5608. In the event of any recovery or reimbursement pursuant to this section you will be promptly notified in writing of the reasons for such action and the amount to be recovered. The Company reserves the right to amend, modify, or terminate this section to the extent necessary to comply with changes in applicable law or regulations, including but not limited to Nasdaq Listing Rule 5608.

In witness whereof, the undersigned has caused this Award Agreement to be executed as of the Grant Date

NEOGEN CORPORATION

By: /s/ John E. Adent

John E. Adent

President and Chief Executive Officer